    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2000
                                                   REGISTRATION NO. 333-[      ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              SARA LEE CORPORATION

             (Exact name of registrant as specified in its charter)

                  MARYLAND                                      36-2089049
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification Number)

                           THREE FIRST NATIONAL PLAZA
                                   SUITE 4600
                          CHICAGO, ILLINOIS 60602-4260
                                 (312) 726-2600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              RODERICK A. PALMORE
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                              SARA LEE CORPORATION
                     THREE FIRST NATIONAL PLAZA, SUITE 4600
                          CHICAGO, ILLINOIS 60602-4260
                                 (312) 726-2600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)        PER UNIT(2)       OFFERING PRICE(2)    REGISTRATION FEE
Debt Securities(3)..........................
Warrants to Purchase Debt Securities(4).....
Common Stock, $.01 par value(5).............    $1,150,000,000            100%            $1,150,000,000          $303,600
Warrants to Purchase Common Stock...........
Preferred Stock, no par value(6)............
Currency Warrants...........................

(1) In U.S. dollars or the equivalent thereof in foreign currency or currency units.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. The aggregate public offering price of the securities registered hereby will not exceed $1,150,000,000 in U.S. dollars or the equivalent thereof in foreign currency or currency units.

(3) Debt securities may be issued at an original issue discount.

(4) Warrants to purchase debt securities may be offered and sold separately or together with other debt securities.

(5) Such indeterminate number of shares of common stock as may from time to time be issued at indeterminate prices. The common stock includes preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

(6) Such indeterminate number of shares of preferred stock as may from time to time be issued at indeterminate prices.
                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

    Pursuant to Rule 429 under the Securities Act, this registration statement contains a combined prospectus that also relates to $350,000,000 maximum aggregate offering price of securities previously registered pursuant to Sara Lee Corporation's registration statement on Form S-3 (File No. 33-18335) and not issued. The filing fee associated with such securities was previously paid with that registration statement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                 $1,500,000,000

                              SARA LEE CORPORATION

      DEBT SECURITIES, DEBT WARRANTS, COMMON STOCK, COMMON STOCK WARRANTS,
                     PREFERRED STOCK AND CURRENCY WARRANTS

                            ------------------------

    Sara Lee Corporation intends to offer at one or more times the following securities with a total offering price not to exceed $1,500,000,000:

    - debt securities;

    - warrants to purchase debt securities (debt warrants);

    - shares of our common stock;

    - warrants to purchase shares of our common stock (common stock warrants);

    - shares of our preferred stock; and

    - warrants to receive from us the cash value in U.S. dollars of the right to purchase or sell foreign currency or currency units to be designated by us at the time of the offering (currency warrants).

    We will describe the terms of these securities in supplements to this prospectus. You should read the prospectus and the supplements carefully before you invest.

                            ------------------------

    THIS PROSPECTUS MAY BE USED TO OFFER AND SELL THESE SECURITIES ONLY IF ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                [        ], 2000

                               TABLE OF CONTENTS

About this Prospectus..................    2
Where You Can Find More Information....    2
Sara Lee Corporation...................    3
Use of Proceeds........................    5
Ratios of Earnings to Fixed Charges....    5
Description of Debt Securities.........    6
Description of Debt Warrants...........   11
Description of Common Stock and
  Preferred Stock......................   12
Description of Common Stock Warrants...   13
Description of Currency Warrants.......   14
Plan of Distribution...................   16
Legal Matters..........................   16
Experts................................   16

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings with a total offering price not to exceed $1,500,000,000. This prospectus provides you with a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

    We are not making an offer of the securities in any state where the offer is not permitted.

    You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents, respectively.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy those documents at the offices of: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104. Our SEC filings are also available to the public over the Internet on the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC (file number 001-3344) and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the securities:

    - Our Annual Report on Form 10-K for our fiscal year ended July 3, 1999;

    - Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 1999;

    - Our Current Report on Form 8-K dated September 29, 1999; and

    - The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-3344), filed with the SEC on May 11, 1988, as amended, and the description of the related preferred stock purchase rights contained in our Registration Statement on

      Form 8-A (File No. 1-3344), filed with the SEC on May 19, 1998.

    You may request a copy of these filings at no cost, by writing or calling us at the following address:
       Sara Lee Corporation
       Three First National Plaza
       Chicago, Illinois 60602-4260
       Attn: Corporate Secretary
       (312) 726-2600

    You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

                              SARA LEE CORPORATION

    We are a global manufacturer and marketer of consumer packaged goods. Our products and services include frozen baked goods, processed meats, coffee and tea, beverage systems, food and non-food products distributed to the foodservice industry, hosiery, underwear, activewear and other apparel and accessory items, and personal, household and shoe care products. Our principal executive offices are located at Three First National Plaza, Chicago, Illinois 60602-4260, and our telephone number is (312) 726-2600.

    Our businesses are classified into five industry segments:

    - Sara Lee Foods;

    - Coffee and Tea;

    - Household and Body Care;

    - Foodservice; and

    - Branded Apparel.

SARA LEE FOODS

    SARA LEE PACKAGED MEATS processes and sells pork, poultry and beef products to supermarkets, warehouse clubs, national chains and institutions in the United States, Europe and Mexico. Some of the more prominent brands in the United States within this category include BALL PARK, BEST'S KOSHER, BRYAN, HILLSHIRE FARM, HYGRADE, JIMMY DEAN, KAHN'S, MR. TURKEY, SARA LEE and SINAI 48. Some of the more prominent brands in Europe are AOSTE, JUSTIN BRIDOU, STEGEMAN and ARGAL.

    SARA LEE BAKERY produces a wide variety of fresh and frozen baked and specialty items. Its core products are frozen and fresh pies, cheesecakes, pound cakes and specialty breads and bagels. Sara Lee Bakery is the leading frozen baked goods company in the United States, Australia and the United Kingdom.

COFFEE AND TEA

    We believe we are one of the top four coffee roasters in the world, and one of the top three in the European market. We have a significant presence in such countries as the Netherlands, Belgium, France, Denmark, Spain and Australia, and we have also established positions in Central and Eastern Europe. While DOUWE EGBERTS is our European flagship brand, our other premium European coffee brands include MAISON DU CAFE, MARCILLA and MERRILD. Our PICKWICK brand is an important brand in the European tea market. Other tea brands include HORNIMANS and SUENOS DE ORO in Spain and the PARADISE ice tea brand in the United States foodservice market.

    We are also a significant competitor in the out-of-home coffee service business. Our Douwe Egberts Coffee Systems business provides coffee and dispensing equipment in Europe, while our Superior Coffee and Foods business provides similar products and services in the United States.

HOUSEHOLD AND BODY CARE

    HOUSEHOLD AND BODY CARE is composed of four primary core categories:

    - shoe care - led by a worldwide line of KIWI products;

    - body care items - led by the SANEX brand, but also including DUSCHDAS, BADEDAS and MONSAVON, and baby care products sold under the ZWITSAL, FISSAN and PRODERM names;

    - insecticides - sold internationally under the CATCH, BLOOM, VAPONA and RIDSECT brand names; and

    - air fresheners - led by the AMBI-PUR brand.

ZENDIUM and PRODENT oral care products and BIOTEX and NEUTRAL specialty detergents are also important categories for us.

    SARA LEE DIRECT SELLING distributes a wide range of products - cosmetics, fragrances, jewelry, toiletries, apparel and nutritional supplements - through a network of independent sales representatives. Sara Lee Direct Selling includes the Nutri-Metics business in Australia, the House of Fuller business in Mexico, the House of Sara Lee business in Indonesia and the Philippines, and the Avroy Shlain business in South Africa. We also operate direct selling organizations in Japan, China and Uruguay.

FOODSERVICE

    Sara Lee Foodservice is conducted principally under the PYA/Monarch name. PYA/ Monarch is the leading foodservice distributor in the Southeastern United States and the fourth largest full-line foodservice company in the United States. This business distributes dry, refrigerated and frozen foods, paper supplies and foodservice equipment to institutional and commercial foodservice customers.

BRANDED APPAREL

    The Branded Apparel line of business includes the Intimates and Accessories, Knit Products and Legwear businesses.

    SARA LEE INTIMATES includes bras, panties and shapewear. These are distributed under such labels as BALI, HANES HER WAY, PLAYTEX and WONDERBRA in North America, and PLAYTEX and DIM in Europe. Sara Lee Intimates is the leader in the North American intimates category.

    SARA LEE ACCESSORIES involves the manufacture and marketing of premium leather products, apparel and related accessories under the COACH brand.

    SARA LEE KNIT PRODUCTS involve the sourcing, manufacturing and distribution of men's, women's and children's underwear and activewear (T-shirts, fleecewear and other jersey products for casualwear) in North America, South and Central America, Europe and the Asia-Pacific countries. Principal brands in the underwear category include CHAMPION, HANES, HANES HER WAY and RINBROS in North America, and ABANDERADO, PRINCESA, CHAMPION, HANES and DIM in Europe.

    Activewear is marketed under our HANES and CHAMPION lines. In addition to targeting the public activewear market, Champion also markets authentic uniforms and practicewear for professional and amateur athletic teams, including such organizations as the National Basketball Association, the National Football League and a number of major university sports teams.

                                USE OF PROCEEDS

    Unless we indicate otherwise in the prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including the repayment of existing short-term indebtedness, future acquisitions, capital expenditures and additions to working capital.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratios of our earnings to our fixed charges and the ratios of our earnings to our fixed charges and preferred stock dividend requirements for each of the periods indicated are as follows:

                                                                                                         FISCAL QUARTER
                                                                                                             ENDED
                                                              FISCAL YEAR ENDED (1)                   --------------------
                                               ----------------------------------------------------   SEP. 26,    OCT. 2,
                                                 1995       1996       1997     1998(2)    1999(3)      1998        1999
                                               --------   --------   --------   --------   --------   ---------   --------
Ratios of Earnings to Fixed Charges..........    4.9        5.6        6.4        (0.4)      6.6         8.1        5.9
Ratios of Earnings to Fixed Charges and
  Preferred Stock Dividend Requirements......    4.3        4.9        5.6        (0.3)      6.2         7.4        5.5

------------------------

(1) Our fiscal year ends on the Saturday nearest June 30.

(2) During the second quarter of fiscal 1998, we recorded a pretax charge of $2,040 million in connection with various restructuring actions.

(3) During the first quarter of fiscal 1999, we recorded a pretax gain of $137 million in connection with the sale of our international tobacco operations. During the second quarter of fiscal 1999, we recorded a pretax charge of $76 million in connection with the recall of certain of our meat products.

    For these ratios, earnings include income from continuing operations before income taxes, fixed charges and amortization of interest capitalized (but not interest capitalized during the period). Fixed charges include interest expense (including interest capitalized during the period) plus the portion of rents we believe to be representative of the interest factor. Our earnings and fixed charges include the earnings and fixed charges of Sara Lee Corporation and its subsidiaries on a consolidated basis.

                         DESCRIPTION OF DEBT SECURITIES

    We will issue the debt securities under an Indenture dated as of October 2, 1990 between us and The Bank of New York, as successor to Continental Bank, N.A., as Trustee. We have summarized selected provisions of the indenture below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the indenture or the debt securities. If you would like more information on the provisions of the indenture, you should review the indenture, which we have incorporated by reference as an exhibit to the registration statement for the securities.

    In the summary, we have included references to article and section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indenture.

GENERAL

    The debt securities will be unsecured and will rank equally (PARI PASSU) with all our unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities or other indebtedness that we may issue.

    The indenture permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be set forth in a resolution of our board of directors or in a supplement to the indenture relating to that series, or determined in accordance with a board resolution and set forth in an officer's certificate that we deliver to the trustee. (Section 2.4)

    A supplement to this prospectus will describe specific terms relating to the debt securities being offered. These terms will include some or all of the following:

    - the title of the series of debt securities;

    - the total principal amount and authorized denominations;

    - the maturity date or dates;

    - the public offering price;

    - the interest rate or rates, if any (which may be fixed or floating), and interest payment dates;

    - the currency or currencies in which payment of the offering price and/or principal and interest may be made;

    - the manner of payment of principal and interest and where the debt securities may be exchanged or transferred;

    - whether (and if so, when) the debt securities can be redeemed by us or the holder;

    - whether there will be a sinking fund; and

    - any other terms of the series.

    Each series of debt securities will be a new issue with no established trading market. We cannot assure you that there will be a liquid trading market for the debt securities.

    We may purchase debt securities at any price in the open market or otherwise. Debt securities we purchase may, in our discretion, be held or resold, canceled or used to satisfy any sinking fund or redemption requirements.

    Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in a prospectus supplement.

FORM AND EXCHANGE OF DEBT SECURITIES

    Unless otherwise described in a prospectus supplement, all debt securities will be fully registered and will be in either book-entry form or in definitive form.

    Debt securities issued in book-entry form will be issued in the form of one or more fully registered global securities that will be deposited with DTC, New York, New York or its nominee. This means that we will not issue certificates to each holder. Each global security will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased debt securities. Each participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred; except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

    Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

    The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

    DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

    DTC is owned by a number of its participants and by The New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

    It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

    So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as set forth in the next paragraph, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture.

    We will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

    - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

    - we determine not to require all of the debt securities of a series to be represented by a global security.

    If we issue debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

CERTAIN RESTRICTIONS

    The restrictions summarized in this section will apply to debt securities unless the applicable prospectus supplement indicates otherwise. Certain terms used in the following description of these restrictions are defined under the caption "CERTAIN DEFINITIONS" at the end of this section. The following description is not complete. The full text of these restrictions is included in the indenture.

RESTRICTIONS ON SECURED DEBT

    The debt securities will not be secured. If we or one of our Domestic Subsidiaries incur debt secured by an interest in any Principal Domestic Property or any shares of capital stock or debt of a Domestic Subsidiary and the total principal amount of our secured debt (with certain exceptions, including those listed in the next paragraph), together with our Attributable Debt, would exceed 10% of Consolidated Stockholders' Equity, we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our other secured debt.

    The indenture permits us and our Domestic Subsidiaries to create certain liens without securing the debt securities. (Section 3.6) Among the permitted liens are:

    - purchase money mortgages, including conditional sales and other title retention agreements;

    - liens securing certain construction and improvement loans;

    - existing liens on newly acquired property, including property acquired through merger or consolidation;

    - liens in connection with U.S. government contracts;

    - liens securing indebtedness of a Domestic Subsidiary outstanding at the time it became a Domestic Subsidiary;

    - liens securing indebtedness of a Domestic Subsidiary to us or to another Domestic Subsidiary; and

    - refinancings of certain permitted liens.

LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

    Neither we nor our Domestic Subsidiaries may sell or transfer any Principal Domestic Property with the intention of entering into a lease of such facility for a term of more than five years, unless:

    - such property has not been in full operation for more than 120 days prior to such sale or transfer;

    - the Attributable Debt in respect of all such sale and leaseback transactions involving Principal Domestic Properties, together with our secured debt, does not exceed 10% of Consolidated Stockholders' Equity;

    - within 120 days of such sale or transfer, we apply the net proceeds of the sale to the retirement of our funded debt (defined as indebtedness having a maturity of, or extendable or renewable for, a period of more than 12 months from the date of determination) in an amount not less than the greater of such net proceeds or the fair value of the Principal Domestic Property so leased; or

    - the sale and leaseback transaction is between us and a Domestic Subsidiary or between any of our Domestic Subsidiaries. (Section 3.7)

CONSOLIDATION, MERGER OR SALE OF ASSETS

    We may not consolidate or merge with or into any other corporation, or sell or transfer all or substantially all of our property and assets to any other corporation unless the surviving or successor corporation assumes our obligations under the indenture and is not in default under the indenture immediately after the consummation of the transaction. (Section 9.1)

    If we sell or transfer substantially all of our assets and the purchaser assumes our obligations under the indenture, we will be discharged from all obligations under the indenture and the debt securities. (Section 9.2)

CERTAIN DEFINITIONS

    The following terms are defined in Section 1.1 of the indenture.

    "Attributable Debt" means, at the time of the determination, the present value (discounted at the "applicable rate" of interest compounded annually) of the lessee's obligation for rental payments during the remaining term of the lease (including any period the lease has been, or may, at the option of the lessor, be extended). The term "applicable rate" means the yield to maturity of the U. S. Treasury constant maturity which most closely approximates the weighted average of the remaining terms of all leases, plus 1.5%.

    "Consolidated Stockholders' Equity" means the common and preferred stockholders' equity and minority interests of Sara Lee Corporation and its consolidated Subsidiaries, as shown on our consolidated balance sheet in our latest quarterly or annual report to stockholders.

    "Domestic Subsidiary" means a Subsidiary of Sara Lee Corporation, other than a Subsidiary which neither transacts a substantial portion of its business nor regularly maintains a substantial portion of its fixed assets within the United States or a Subsidiary which engages primarily in financing our consolidated operations.

    "Principal Domestic Property" means any facility used primarily for manufacturing, processing or distribution located within the United States, owned or leased by Sara Lee Corporation or any Subsidiary and having a gross book value (without deduction of depreciation reserves) which exceeds $50,000,000, other than any such facility or portion of such facility that, in the opinion of our Board of Directors, is not of material importance to the business conducted by Sara Lee Corporation and its Subsidiaries, as an entirety.

    "Subsidiary" means any corporation of which Sara Lee Corporation or one or more Subsidiaries (individually or collectively) directly or indirectly own a majority of the outstanding voting stock of said corporation.

EVENTS OF DEFAULT

    "Event of Default" means, with respect to any series of debt securities, any of the following:

    - failure to pay interest or any additional amounts that continues for a period of 30 days after payment is due;

    - failure to make any principal or premium payment when due (except when such failure results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

    - failure to make any sinking fund payment when due (except when such failure results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

    - failure to comply with any of our other agreements contained in the indenture or in the debt securities for 90 days after notice to us of such failure from the trustee (or to us and the trustee from the holders of at least 25% of the outstanding debt securities affected by such failure); and

    - certain events of bankruptcy, insolvency or reorganization of Sara Lee Corporation. (Section 5.1)

    In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default (except a default in payment of principal of or interest on any debt security) if the trustee and/or our board of directors determines it is in the best interest of the holders of that series to do so. (Section 5.11)

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for other series of debt securities.

    If there is a continuing Event of Default, then the trustee or the holders of at least 25% in principal amount of each outstanding series of debt securities affected by the Event of Default (voting as separate classes) may require us to repay the principal and accrued interest on the affected series immediately. Subject to certain conditions, the requirement to pay with respect to a series of debt securities may be annulled, and past defaults may be waived (except a continuing default in payment of principal of, or premium, interest or additional amounts, if any, on debt securities), by the holders of a majority in principal amount of that series. If an Event of Default applies to all outstanding debt securities then the holders of the debt securities will be treated as a single class without regard to whether there are several outstanding series. (Section 5.1 and Section 5.10)

    Prior to an Event of Default, the trustee is required to perform only the specific duties stated in the indenture, and after an Event of Default, the trustee must exercise the same degree of care as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 6.1)

    The trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity. Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. (Section 5.9)

SATISFACTION AND DISCHARGE OF INDENTURE

    We will be discharged from certain of our obligations relating to the outstanding debt securities of a series if we deposit with the trustee money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated sufficient for payment of all principal of and interest and additional amounts, if any, on those debt securities when due. (Section 10.1) In that event, holders of those debt securities will only be able to look to the trust fund for payment of the principal of and interest and additional amounts, if any, on their debt securities until maturity.

MODIFICATION OF INDENTURE

    Under the indenture, subject to certain exceptions, we may change our rights and obligations and the rights of the holders of a series of debt securities with the consent of the holders of at least 50% in aggregate principal amount of the outstanding debt securities of that series. However, we may not change the terms of payment of principal or interest, the premium, if any, payable upon redemption, or the amount to be paid upon an acceleration of maturity upon an Event of Default or reduce the percentage required for changes to the indenture without the consent of the holder of each debt security affected by such change. (Section 8.2)

    In certain circumstances, we may amend the indenture without the consent of the holders of outstanding debt securities to evidence a merger of Sara Lee Corporation, the replacement of the trustee or for other specified purposes. (Section 8.1)

REPORTS TO TRUSTEE

    We are required to provide the trustee with an officers' certificate each fiscal year stating whether, to the knowledge of the certifying officers in the course of performance of their duties as officers, we are in compliance with the requirements of the indenture and no default exists, and if a default has occurred, identifying the nature of the default of which the officers are aware. (Section 3.5)

REGARDING THE TRUSTEE

    We maintain ordinary banking relationships and credit facilities with a number of banks, including the trustee, The Bank of New York.

                          DESCRIPTION OF DEBT WARRANTS

    We may issue, separately or together with other securities, debt warrants to purchase debt securities. We will issue the debt warrants under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of debt warrant agreement below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the debt warrant agreement or the certificates representing the debt warrants. If you would like more information on the provisions of a debt warrant agreement, you should review the form of debt warrant agreement, including the debt warrant certificate, which we have filed as an exhibit to the registration statement for the securities.

GENERAL

    A supplement to this prospectus will describe specific terms relating to the debt warrants being offered. These terms will include some or all of the following:

    - the title, total principal amount and authorized denominations of the series of debt securities purchasable upon exercise of the debt warrants;

    - the manner in which debt warrants may be exercised;

    - the title and terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

    - the date, if any, on or after which the debt warrants may be transferred separately from the related debt security;

    - the principal amount of debt securities purchasable upon exercise of each debt warrant and the exercise price;

    - the date on which the right to exercise the debt warrants commences and the expiration date;

    - whether we will issue the debt warrant certificates in registered or bearer form; and

    - any other terms of the debt warrants.

    Debt warrants may be exercisable for debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate. Special United States federal income tax considerations applicable to any of these discounted debt securities will be described in a prospectus supplement.

    Prior to the exercise of their debt warrants, holders will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of, and premium and interest, if any, on those debt securities.

EXERCISE OF DEBT WARRANTS

    Each debt warrant will entitle its holder to purchase for cash the principal amount of debt securities at the exercise price set forth in the applicable prospectus supplement. Commencing on the date the debt warrants become exercisable, holders may exercise their debt warrants at any time up to the close of business on the expiration date, after which time any unexercised debt warrants will become void.

    Upon receipt of the exercise price and the debt warrant certificate properly completed and executed, we will forward to the holder, as soon as practicable, the debt securities purchased upon such exercise. If less than all the debt warrants represented by a certificate are exercised, we will issue a new debt warrant certificate for the remaining amount of debt warrants.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

    We may issue, separately or together with or upon the conversion of or exchange for other securities, shares of our common stock and preferred stock. We have summarized certain rights of holders of our capital stock below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in:

    - our Articles of Restatement of Charter, as amended;

    - our Bylaws;

    - the Rights Agreement between us and First Chicago Trust Company of New York, as rights agent, pursuant to which we may issue shares of our Series A Junior Participating Preferred Stock upon the occurrence of certain events; and

    - in the case of preferred stock, our Articles Supplementary relating to such series of preferred stock.

    If you would like more information on our common stock and preferred stock, you should review the documents described above, each of which we have filed or incorporated by reference as an exhibit to the registration statement for the securities.

    Our authorized capital stock consists of:

    - 1,200,000,000 shares of common stock, of which as of October 2, 1999 approximately 883,000,000 shares were outstanding;

    - 12,000,000 shares of preferred stock, of which as of October 2, 1999 6,000,000 shares were designated as Series A Junior Participating Preferred Stock, of which no shares were outstanding, and 3,654,072 shares were designated as Series A ESOP Convertible Preferred Stock, all of which were outstanding; and

    - 1,500,000 shares of convertible adjustable preferred stock, of which as of October 2, 1999 no shares were outstanding.

COMMON STOCK

GENERAL

    Holders of common stock are entitled to receive dividends on their shares when, as and if declared by our board of directors out of funds legally available for distribution. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are also entitled to receive ratably all of our assets remaining after satisfying the preferences of our creditors and the holders of any outstanding preferred stock.

    Each share of common stock entitles its holder to one vote in the election of directors and any other matter submitted to a vote of stockholders. Voting rights are not cumulative, with the result that holders of more than 50% of the shares of common stock are entitled to elect all of our directors. Holders of common stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

    All of our outstanding shares of common stock have been fully paid and are nonassessable.

PREFERRED STOCK PURCHASE RIGHTS

    Each outstanding share of common stock has attached to it one-half of a right entitling its holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock (subject to antidilution provisions) at a purchase price of $215 per right upon the occurrence of certain triggering events. Until one of those triggering events occurs, or the rights are earlier redeemed or expired, the rights will not be evidenced by separate certificates and may be transferred only with the common stock to which it attaches.

    With one exception, the rights will become exercisable ten days after any person or group announces it beneficially owns 15% or more of the outstanding shares of common stock, or ten business days after a person or group announces an offer to acquire 15% or more of the outstanding shares of common stock, whichever occurs first. In such event, we will distribute separate rights certificates evidencing the rights to all holders of our common stock issued prior to the triggering event. Each right will then entitle its holder (except the acquiring party) to purchase the number of shares of common stock having a market value of two times the exercise price of the right.

    In the event that, following a triggering event, we merge into or consolidate with, or transfer 50% or more of our consolidated assets or earning power to, another entity (other than us or our subsidiaries), each right will then entitle its holder to purchase the number of shares of common stock of the acquiring entity having a market value of two times the exercise price of the right.

    We may redeem the rights, as a whole, at a price of $.01 per right (subject to adjustment), at any time until the earlier of 15 days following the date the acquiring party acquired 15% or more of the common stock and the expiration date of the rights, which is May 31, 2008.

    For so long as the rights continue to be associated with the common stock, each new share of common stock we issue will include one-half of a right.

PREFERRED STOCK

GENERAL

    Our charter authorizes our board of directors to classify and issue from time to time any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock. The applicable prospectus supplement will describe the terms of a particular series of preferred stock as set forth in the Articles Supplementary to our charter establishing such series. These terms will include some or all of the following:

    - title and stated value of the series;

    - whether and in what circumstances the holder is entitled to receive dividends and other distributions;

    - whether (and if so, when) the series can be redeemed by us or the holder or converted by the holder; and

    - voting and other rights, if any.

    Holders of preferred stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

LIQUIDATION PREFERENCE

    Unless otherwise described in the applicable prospectus supplement, in the event we liquidate, dissolve or wind up our affairs, the holders of any series of preferred stock will have preference over the holders of common stock and any other capital stock ranking junior to such series for payment out of our assets in the amount specified in the applicable Articles Supplementary. A sale of all or substantially all of our assets or a consolidation or merger with one or more corporations will not be deemed a liquidation, dissolution or winding up for this purpose.

RANKING

    Unless otherwise described in the applicable prospectus supplement, any series of preferred stock we issue using this prospectus will rank senior to the Series A Junior Participating Preferred Stock.

                      DESCRIPTION OF COMMON STOCK WARRANTS

    We may issue, separately or together with other securities, common stock warrants to purchase shares of our common stock. We will issue the common stock warrants under stock warrant agreements to be entered into between us and a bank or trust company, as stock warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of stock warrant agreement below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the stock warrant agreement or the certificates representing the common stock warrants. If you would like more information on the provisions of a stock warrant agreement, you should review the form of stock warrant agreement, including the stock warrant certificate, which we have filed as an exhibit to the registration statement for the securities.

GENERAL

    A supplement to this prospectus will describe specific terms relating to the common stock warrants being offered. These terms will include some or all of the following:

    - the manner in which common stock warrants may be exercised;

    - the number of shares of common stock purchasable upon exercise of each common stock warrant and the exercise price;

    - the date on which the right to exercise the common stock warrants commences and the expiration date;

    - whether (and if so, when) we can call the common stock warrants for redemption; and

    - any other terms of the common stock warrants.

    Prior to the exercise of their common stock warrants, holders will not have any of the rights of holders of the common stock purchasable upon such exercise and will not be entitled to dividend payments on those shares of common stock.

EXERCISE OF STOCK WARRANTS

    Each common stock warrant will entitle its holder to purchase for cash the number of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Commencing on the date the common stock warrants become exercisable, holders may exercise their common stock warrants at any time up to the close of business on the expiration date, after which time any unexercised common stock warrants will become void.

    Upon receipt of the exercise price and the stock warrant certificate properly completed and executed, we will forward to the holder, as soon as practicable, a certificate representing the number of shares of common stock purchased upon such exercise. If less than all the common stock warrants represented by a certificate are exercised, we will issue a new stock warrant certificate for the remaining amount of common stock warrants.

ANTIDILUTION PROVISIONS

    Unless otherwise described in a prospectus supplement, the exercise price payable and number of shares of common stock purchasable upon exercise of a common stock warrant will be adjusted to prevent the holder's beneficial interest in the common stock from being diluted in the event we:

    - issue a stock dividend to holders of common stock or combine, subdivide or reclassify our common stock;

    - issue rights, warrants or options to all holders of common stock entitling them to purchase shares of our common stock at a price per share less than the current market price per share of common stock; or

    - distribute to holders of common stock any of our assets or evidences of our indebtedness which are not payable out of our capital surplus.

                        DESCRIPTION OF CURRENCY WARRANTS

    We may issue, separately or together with debt securities or debt warrants, currency warrants entitling the holder to receive from us the cash value in U.S. dollars of the right to purchase (currency call warrants) or sell (currency put warrants) a specified amount of a designated foreign currency. We will issue the currency warrants under currency warrant agreements to be entered into between us and a bank or trust company, as currency warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of currency warrant agreement below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the currency warrant agreement or the certificates representing the currency warrants. If you would like more information on the provisions of a currency warrant agreement, you should review the form of currency warrant agreement, including the global warrant certificates, which we have filed as an exhibit to the registration statement for the securities.

GENERAL

    A supplement to this prospectus will describe specific terms relating to the currency warrants being offered. These terms will include some or all of the following:

    - whether the currency warrants will be currency put warrants or currency call warrants, or both;

    - the formula for determining the cash value in U.S. dollars, if any, of each currency warrant;

    - the manner in which currency warrants may be exercised and the circumstances in which such exercise will be deemed automatic;

    - the minimum number, if any, of currency warrants which must be exercised at any one time;

    - the date on which the right to exercise the currency warrants commences and the expiration date; and

    - any other terms of the currency warrants.

The spot exchange rate of the designated foreign currency, upon exercise, as compared to the U.S. dollar, will determine whether the currency warrants have a cash value (cash settlement value) on any given day prior to their expiration.

FORM OF CURRENCY WARRANTS

    Unless otherwise described in a prospectus supplement, all currency warrants will be issued in the form of one or more fully registered global certificates that will be deposited with DTC, New York, New York or its nominee. This means that we will not issue certificates to each holder. Each global certificate will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased currency warrants. The participant will then keep a record of its clients who purchased the currency warrants. Accordingly, transfers of ownership of any currency warrant may only be effected through a selling holder's broker.

EXERCISE OF CURRENCY WARRANTS

    Each currency warrant will entitle its holder to receive the cash settlement value on the applicable exercise date. Holders may exercise their currency warrants at any time up to 3:00 p.m., New York City time, on the third business day preceding the expiration date, after which time all currency warrants will be deemed automatically exercised on the expiration date.

                              PLAN OF DISTRIBUTION

    We may sell securities to underwriters or dealers, through agents or directly to purchasers (or a combination of these methods). Under certain circumstances, we may also repurchase securities (directly or through dealers) and reoffer them to the public in the same manner.

    If stated in the prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase debt securities pursuant to delayed delivery contracts providing for payment and delivery on a future date.

BY UNDERWRITERS

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

BY AGENTS

    We may designate dealers, acting as our agents, to offer and sell securities upon certain terms and conditions. Unless otherwise indicated in the prospectus supplement, any agent we designate will act on a best efforts basis for the period of its appointment.

DIRECT SALES

    We may sell securities directly to the public, without the use of underwriters, dealers or agents.

GENERAL INFORMATION

    Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation from us will be described in a supplement to this prospectus.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL MATTERS

    The validity of the offered securities will be passed upon for us by Roderick A. Palmore, our Senior Vice President, General Counsel and Secretary. At January 1, 2000, Mr. Palmore beneficially owned 33,613 shares of our common stock and held currently exercisable options to purchase 186,890 additional shares pursuant to our stock option plans.

                                    EXPERTS

    Our consolidated financial statements and schedules appearing in our Annual Report on Form 10-K for the fiscal year ended July 3, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included therein. We incorporate herein by reference such consolidated financial statements and schedules in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and agency fees or commissions, are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission registration fee.........  $303,600
Printing and engraving expenses.............................    30,000
Accountants' fees and expenses..............................    40,000
Legal fees and expenses.....................................    75,000
Fees and expenses of trustee................................    20,000
Rating agency fees..........................................   200,000
Blue Sky fees and expenses..................................    10,000
Miscellaneous...............................................     5,000
                                                              --------
Total.......................................................  $683,600
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 2-418 of the Maryland General Corporation Law provides for indemnification of the Registrant's directors, officers, employees and agents under specified circumstances, which may include indemnity against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement under the Securities Act of 1933 (the "Securities Act"). The Registrant has purchased and maintains insurance as is permitted by said Section 2-418 on behalf of directors and officers, which insurance may cover liabilities under the Securities Act. Article V of the Bylaws of the Registrant provides for such indemnification to the extent and under the circumstances permitted by said
Section 2-418.

    Article V of the Bylaws of the Registrant provides as follows:

    "Section 1. RIGHT TO INDEMNIFICATION. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or a subsidiary thereof and who is made a party to the proceeding by reason of his or her service in that capacity or
(b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

    Section 2. TIME FOR PAYMENT ENFORCEMENT. Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer entitled to indemnification (the "Indemnified Party"). The right to indemnification and advance of expenses hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Corporation denies such request, in whole or in part, or (ii) no disposition thereof is made within 60 days. The Indemnified Party's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.

    Section 3. GENERAL. The indemnification and advance of expenses provided by this Article V (a) shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is not contrary to law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, (b) shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer, and (c) shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses hereunder shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article V is in effect.

    Section 4. EFFECTIVE TIME. This Article V shall be effective from and after the date of its adoption and shall apply to all proceedings arising prior to or after such date, regardless of whether relating to facts or circumstances occurring prior to or after such date. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

    Section 5. FURTHER ACTION. The Board of Directors may take such action as is necessary to carry out the provisions of this Article V and is expressly empowered to adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further arrangements for indemnification or advance of expenses as may be permitted by law."

ITEM 16.  EXHIBITS.

     EXHIBIT NO.                                    DESCRIPTION
     -----------                                    -----------
1.1                         Form of Underwriting Agreement is hereby incorporated by
                            reference to Exhibit 1.1 to the Registrant's Registration
                            Statement on Form S-3, Registration No. 33-33603, filed with the SEC on February 27, 1990.
1.2                         Form of Distribution Agreement is hereby incorporated by
                            reference to Exhibit 1.1 to the Registrant's Current Report on Form 8-K dated April 13, 1993.
4.1                         Articles of Restatement of Charter, dated April 9, 1990, are hereby incorporated by reference to Exhibit 4.1 to the
                            Registrant's Registration Statement on
                            Form S-8, Registration No. 33-35760, filed with the SEC on
                            July 6, 1990.
4.2                         Articles Supplementary to the Charter, dated May 18, 1990, are hereby incorporated by reference to Exhibit 4.2 to the
                            Registrant's Registration Statement on
                            Form S-8, Registration No. 33-37575, filed with the SEC on
                            November 1, 1990.
4.3                         Articles Supplementary to the Charter, dated October 30,
                            1992, are hereby incorporated by reference to Exhibit 4.3
                            to the Registrant's Registration Statement on Form S-8,
                            Registration No. 33-59002, filed with the SEC on March 4,
                            1993.
4.4                         Articles of Amendment to the Charter, dated November 19,
                            1998, are hereby
                            incorporated by reference to Exhibit 4.4 to the Registrant's
                            Registration Statement on
                            Form S-3, Registration No. 333-71797, filed with the SEC on
                            February 4, 1999.
4.5                         Articles Supplementary to the Charter, dated January 7,
                            1999, are hereby incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-3,
                            Registration No. 333-71797, filed with the SEC on
                            February 4, 1999.
4.6                         Amended By-Laws, dated August 29, 1996, are hereby
                            incorporated by reference to Exhibit 3(b) to the
                            Registrant's Annual Report on Form 10-K for the fiscal year ended June 29, 1997.

4.7                         Rights Agreement, dated as of March 26, 1998, between the
                            Registrant and First
                            Chicago Trust Company of New York, as rights agent, is
                            hereby incorporated by reference to Exhibit 4.1 to the
                            Registrant's Report on Form 8-K dated May 15, 1998, filed
                            with the SEC on May 19, 1998.
4.8.1                       Indenture, dated as of October 2, 1990, between the
                            Registrant and The Bank of New York, as successor to
                            Continental Bank, N.A., as Trustee, is hereby incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the
                            Registrant's
                            Registration Statement on Form S-3/A, Registration No.
                            33-33603, filed with the SEC on October 5, 1990.
4.8.2                       Form of Note (Fixed Rate).
4.8.3                       Form of Note (Floating Rate) is hereby incorporated by
                            reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated April 13, 1993.
4.9                         Form of Debt Warrant Agreement.
4.10                        Form of Stock Warrant Agreement.
4.11                        Form of Currency Warrant Agreement.
5.1                         Opinion of Roderick A. Palmore, Senior Vice President,
                            General Counsel and Secretary
12.1                        Computation of ratios of earnings to fixed charges for each of the last five fiscal years.
12.2                        Computation of ratios of earnings to fixed charges is hereby incorporated by reference to Exhibit 12.1 to the
                            Registrant's Quarterly Report on Form 10-Q for the fiscal
                            quarter ended October 2, 1999.
12.3                        Computation of ratios of earnings to fixed charges and
                            preferred stock dividend
                            requirements for each of the last five fiscal years.
12.4                        Computation of ratios of earnings to fixed charges and
                            preferred stock dividend
                            requirements is hereby incorporated by reference to Exhibit
                            12.2 to the Registrant's Quarterly Report on Form 10-Q for
                            the fiscal quarter ended October 2, 1999.
23.1                        Consent of Roderick A. Palmore (included in Exhibit 5).
23.2                        Consent of Arthur Andersen LLP.
24.1                        Powers of Attorney.
25.1                        Form T-1--Statement of Eligibility of Trustee.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Sara Lee Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on this 1st day of February, 2000.

                                                       SARA LEE CORPORATION

                                                       By:           /s/ RODERICK A. PALMORE
                                                            -----------------------------------------
                                                                       Roderick A. Palmore
                                                            SENIOR VICE PRESIDENT, GENERAL COUNSEL AND
                                                                            SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 1, 2000.

                      SIGNATURE                                           CAPACITY
                      ---------                                           --------
                  /s/ JOHN H. BRYAN
     -------------------------------------------       Chairman of the Board, Chief Executive Officer
                    John H. Bryan                      and Director (Principal Executive Officer)

               /s/ C. STEVEN MCMILLAN
     -------------------------------------------       President, Chief Operating Officer and
                 C. Steven McMillan                    Director

                /s/ FRANK L. MEYSMAN
     -------------------------------------------       Executive Vice President and Director
                  Frank L. Meysman

                /s/ CARY D. MCMILLAN                   Executive Vice President, Chief Financial and
     -------------------------------------------       Administrative Officer and Director
                  Cary D. McMillan                     (Principal Financial Officer)

               /s/ WAYNE R. SZYPULSKI
     -------------------------------------------       Vice President and Controller
                 Wayne R. Szypulski                    (Principal Accounting Officer)

                          *
     -------------------------------------------       Director
                   Paul A. Allaire

                          *
     -------------------------------------------       Director
               Frans H.J.J. Andriessen

                          *
     -------------------------------------------       Director
                   Duane L. Burham

                          *
     -------------------------------------------       Director
                  Charles W. Coker

                          *
     -------------------------------------------       Director
                   James S. Crown

                      SIGNATURE                                           CAPACITY
                      ---------                                           --------
                          *
     -------------------------------------------       Director
                   Willie D. Davis

                          *
     -------------------------------------------       Director
                Vernon E. Jordan, Jr.

                          *
     -------------------------------------------       Director
                  James L. Ketelsen

                          *
     -------------------------------------------       Director
                  Hans B. van Liemt

                          *
     -------------------------------------------       Director
                   Joan D. Manley

                          *
     -------------------------------------------       Director
                 Rozanne L. Ridgway

                          *
     -------------------------------------------       Director
                  Richard L. Thomas

                          *
     -------------------------------------------       Director
                   John D. Zeglis

------------------------

* By Roderick A. Palmore as Attorney-in-Fact pursuant to Powers of Attorney executed by the directors listed above, which Powers of Attorney have been filed with the Securities and Exchange Commission.

                                                       By:           /s/ RODERICK A. PALMORE
                                                            -----------------------------------------
                                                                       Roderick A. Palmore
                                                                       AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

     EXHIBIT NO.            DESCRIPTION
     -----------            -----------
1.1                         Form of Underwriting Agreement is hereby incorporated by
                            reference to Exhibit 1.1 to the Registrant's Registration
                            Statement on Form S-3, Registration No. 33-33603, filed with the SEC on February 27, 1990.
1.2                         Form of Distribution Agreement is hereby incorporated by
                            reference to Exhibit 1.1 to the Registrant's Current Report on Form 8-K dated April 13, 1993.
4.1                         Articles of Restatement of Charter, dated April 9, 1990, are hereby incorporated by reference to Exhibit 4.1 to the
                            Registrant's Registration Statement on Form S-8,
                            Registration No. 33-35760, filed with the SEC on July 6,
                            1990.
4.2                         Articles Supplementary to the Charter, dated May 18, 1990, are hereby incorporated by reference to Exhibit 4.2 to the
                            Registrant's Registration Statement on Form S-8,
                            Registration No. 33-37575, filed with the SEC on November 1,
                            1990.
4.3                         Articles Supplementary to the Charter, dated October 30,
                            1992, are hereby incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-8,
                            Registration No. 33-59002, filed with the SEC on March 4,
                            1993.
4.4                         Articles of Amendment to the Charter, dated November 19,
                            1998, are hereby incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-3,
                            Registration No. 333-71797, filed with the SEC on
                            February 4, 1999.
4.5                         Articles Supplementary to the Charter, dated January 7,
                            1999, are hereby incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-3,
                            Registration No. 333-71797, filed with the SEC on
                            February 4, 1999.
4.6                         Amended By-Laws, dated August 29, 1996, are hereby
                            incorporated by reference to Exhibit 3(b) to the
                            Registrant's Annual Report on Form 10-K for the fiscal year ended June 29, 1997.
4.7                         Rights Agreement, dated as of March 26, 1998, between the
                            Registrant and First Chicago Trust Company of New York, as
                            rights agent, is hereby incorporated by reference to Exhibit
                            4.1 to the Registrant's Report on Form 8-K dated May 15,
                            1998, filed with the SEC on May 19, 1998.
4.8.1                       Indenture, dated as of October 2, 1990, between the
                            Registrant and The Bank of New York, as successor to
                            Continental Bank, N.A., as Trustee, is hereby incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the
                            Registrant's Registration Statement on Form S-3/A,
                            Registration No. 33-33603, filed with the SEC on October 5,
                            1990.
4.8.2                       Form of Note (Fixed Rate).
4.8.3                       Form of Note (Floating Rate) is hereby incorporated by
                            reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated April 13, 1993.
4.9                         Form of Debt Warrant Agreement.
4.10                        Form of Stock Warrant Agreement.
4.11                        Form of Currency Warrant Agreement.
5.1                         Opinion of Roderick A. Palmore, Senior Vice President,
                            General Counsel and Secretary
12.1                        Computation of ratios of earnings to fixed charges for each of the last five fiscal years.
12.2                        Computation of ratios of earnings to fixed charges is hereby incorporated by reference to Exhibit 12.1 to the
                            Registrant's Quarterly Report on Form 10-Q for the fiscal
                            quarter ended October 2, 1999.
12.3                        Computation of ratios of earnings to fixed charges and
                            preferred stock dividend requirements for each of the last five fiscal years.

     EXHIBIT NO.            DESCRIPTION
     -----------            -----------
12.4                        Computation of ratios of earnings to fixed charges and
                            preferred stock dividend requirements is hereby incorporated by reference to Exhibit 12.2 to the Registrant's Quarterly
                            Report on Form 10-Q for the fiscal quarter ended October 2,
                            1999.
23.1                        Consent of Roderick A. Palmore (included in Exhibit 5).
23.2                        Consent of Arthur Andersen LLP.
24.1                        Powers of Attorney.
25.1                        Form T-1--Statement of Eligibility of Trustee.